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                                                                      EXHIBIT 15

April 11, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated December 2, 2004, except for Note 2, as to which the date is April 4, 2005 on our review of interim financial information of Abercrombie & Fitch Co. (the "Company") for the thirteen and thirty-nine week periods ended October 30, 2004 and November 1, 2003 and included in the Company's quarterly report on Form 10-Q/A for the quarter ended October 30, 2004 is incorporated by reference in its Registration Statements on Form S-8 (Registration Nos. 333-15941, 333-15945, 333-60189, 333-81373, 333-60203,
333-100079, 333-107646 and 333-107648).

Very truly yours,

/s/ PricewaterhouseCoopers LLP